Exhibit 23.9

Date: December 19, 2018

Jiayin Group Inc.

26th Floor, Building No. 1, Youyou Century Plaza,

428 South Yanggao Road,

Pudong New Area, Shanghai 200122

People’s Republic of China

Re: Jiayin Group Inc. (the “Company”)

Ladies and Gentlemen:

                              (the “Consultant”) hereby consents to the references to its name in (i) the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”), as well as the prospectus included in the Registration Statement (together with any prospectus supplement and related free writing prospectus, the “Prospectus”), in relation to the proposed initial public offering (“Offering”) of the Company, to be filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (ii) the Company’s roadshow presentation to be posted on the Company’s website and/or to be used during the institutional and retail roadshows, any other marketing materials, publicity materials and documents and materials used in any capital raising transaction (“Marketing Materials”); (iii) any written correspondences with the SEC and any other future filings with the SEC, including filings on Form 20-F, Form 6-K or other registration statements (collectively, the “Future SEC Filings”), (iv) future offering documents (“Future Offering Documents”), and (v) websites of the Company and its subsidiaries and affiliates (“Websites”).

The Consultant hereby further consents to the inclusion of, summary of and reference to (i) the report dated in or around November 2018, including all the amendments and supplements thereto, published by the Consultant and commissioned by the Company, and (ii) information, data and statements from the Report, as well as the citation of the foregoing, in the Registration Statement, Prospectus, Marketing Materials, Future SEC Filings, Future Offering Documents and Websites. The Consultant hereby confirms the citation of the Report, in each case in the form set forth in Exhibit A hereto, in the Registration Statement on Form F-1.

The Consultant further consents to the filing of this letter, and any of the amendments or supplements thereto, as an exhibit to the Registration Statement and any other Future SEC Filings should the filing of this letter be required.

In giving such consent, the Consultant does not thereby admit that the Consultant comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours very truly,

By: /s/ Lily Zou

Title: Co-president

2

Exhibit A

This prospectus contains information from a report prepared at our request by iResearch, an independent market research firm, in November 2018, or the iResearch Report.

We are a leading online individual finance marketplace in China connecting individual investors and individual borrowers. The origin of our business can be traced back to 2011. We are one of the first online individual finance marketplaces in China, according to iResearch, and have built a trusted brand with a demonstrated track record of delivering value to both investors and borrowers.

We were the third largest individual finance marketplace in China in terms of transaction volume in the first half of 2018 for mid-to long-term loans, according to iResearch.

We ranked first in terms of borrower satisfaction and borrowers’ willingness to recommend the marketplace to others among all mid-to long- term online individual finance platforms in China, according to an online survey conducted by iResearch in January 2018.

Our online average borrower acquisition cost per new borrower was RMB203 (US$29.6) in the nine months ended September 30, 2018, representing 3.0% of the average loan principal borrowed by our borrowers in the nine months ended September 30, 2018, which is lower than that of the industry average of 3.4% in the same period, according to iResearch. [Only confirm the industry average of 3.4%]

China’s individual finance market, or the peer-to-peer direct lending market has experienced gradual and stable growth. From 2015 to 2017, China’s online individual finance transaction volume grew from US$134.8 billions to US$312.1 billion, representing a CAGR of 52.1%, and is expected to further grow and reach US$807.8 billion in 2022, according to iResearch. The number of online investors and borrowers in this market reached approximately 15.3 million and 10.1 million, in 2017 respectively, according to iResearch.

Platforms that offer mid-to long-term loans are currently the major players in China’s online individual finance market. As of December 31, 2017, the outstanding principal of mid-to long-term loans in China’s online individual finance market was US$64.8 billion, while the short-term loans in the same market was US$64.1 billion, according to iResearch. By the end of 2022, the outstanding principal of the mid-to long-term is expected to reach US$155.2 billion, according to iResearch.

This prospectus contains certain data and information that we obtained from various government and private publications, including industry data and information from iResearch.

We are one of the first online individual finance marketplaces in China, according to iResearch, and have built a trusted brand with a demonstrated track record of delivering value to both investors and borrowers.

Despite the significant growth, the relative size of China’s consumption as a percentage of total GDP is still low compared to other developed economies, such as the United States and the United Kingdom, according to iResearch, suggesting tremendous growth potential. According to iResearch, China’s final consumption is expected to reach US$10.0 trillion in 2022, representing a CAGR of 7.5% from 2017 to 2022.

In 2017, the number of Internet users and mobile Internet users in China reached 751.2 million and 723.6 million, respectively, and are expected to reach 1,069.0 million and 1,048.8 million in 2022, respectively, according to iResearch. China’s Internet penetration rate is expected to increase from 54.0% in 2017 to 74.6% in 2022. Over the same period, the penetration rate of mobile Internet in China is expected to grow from 61.9% to 73.9%.

Set forth below are the historical transaction volumes of China’s online individual finance market for the years indicated:

Platforms that offer mid-to long-term loans are currently the major players in China’s online individual finance market. Set forth below are the historical outstanding balances of China’s online individual finance market as of the end of the years indicated:

Among China’s major mid-to long- term online individual finance marketplaces, Niwodai ranked No. 1 in terms of borrower satisfaction rates and borrowers’ willingness to recommend our platform to others, according to an online survey conducted by iResearch in January 2018, and ranked third in terms of transaction volume in the first half of 2018, according to iResearch.

The flowchart below sets forth future regulatory trends and their potential favorable implications for established online individual finance platforms, according to iResearch.

According to iResearch, the key supporting factors for an online individual finance platform’s reputation are: (i) high user stickiness and retention rate, achieved through effective user management; (ii) effective liquidity management, which helps safeguard investors’ flexible options for exiting investments; and (iii) accurate risk pricing capability, which allows the platform to set reasonable interest rates for different types of borrowers that are commensurate with their risk profiles.

We are one of the first online individual finance marketplaces in China, according to iResearch, and have built a trusted brand with a demonstrated track record of delivering value to both investors and borrowers.

We were the third largest individual finance marketplace in China in terms of transaction volume in the first half of 2018 for mid-to long-term loans, according to iResearch.

We ranked first in terms of borrower satisfaction and borrowers’ willingness to recommend the marketplace to others among all mid-to long- term online individual finance platforms in China, according to an online survey conducted by iResearch in January 2018.

Our online average borrower acquisition cost per new borrower was RMB203 (US$29.6) in the nine months ended September 30, 2018, representing 3.0% of the average loan principal borrowed by our borrowers in the nine months ended September 30, 2018, which is lower than that of the industry average of 3.4% in the same period, according to iResearch. [Only confirm the industry average of 3.4%]

According to iResearch, we were the third largest individual finance marketplace in China in terms of transaction volume in the first half of 2018 offering loans with an average term of 12 months or more.

According to iResearch, we were the third largest individual finance marketplace in China in terms of transaction volume in the first half of 2018 for mid-to long-term loans.

We are one of the first online individual finance marketplaces in China, according to iResearch.

We ranked first in terms of borrower satisfaction and borrowers’ willingness to recommend the marketplace to others among all mid-to long-term online individual finance platforms in China, according to an online survey conducted by iResearch in January 2018.

As a result of our borrower acquisition capabilities, our online average borrower acquisition cost per new borrower was RMB203 (US$29.6) in the nine months ended September 30, 2018, representing 3.0% of the average loan principal borrowed by our borrowers in the nine months ended September 30, 2018, which is lower than that of the industry average of 3.4%, according to iResearch. [Only confirm the industry average of 3.4%]